EXHIBIT 14.0
CODE OF BUSINESS CONDUCT AND ETHICS
SCOPE
This Code of Business Conduct and Ethics outlines the general standards of business conduct to which all employees, officers and directors of Allied Waste Industries, Inc. and its subsidiaries are expected to follow. This Code further provides guidance to recognize and deal with ethical issues and those mechanisms in place to report unethical conduct.
ACCOUNTABILITY/COMPLIANCE WITH THIS CODE AND ALL COMPANY POLICIES
You are responsible for acquiring sufficient knowledge of the standards set forth in this Code, as well as other policies set forth by the Company, to recognize potential compliance issues applicable to your duties and for appropriately seeking advice regarding such issues. Failure to observe the Company’s standards and overall policies will subject you to disciplinary action, up to and including termination of employment, and may subject you as well as the Company to possible civil or criminal penalties.
MECHANISMS TO REPORT CLAIMS OF ANY ILLEGAL OR UNETHICAL BEHAVIOR
If you believe or become aware that any violation of this Code, Company policies or any illegal activity has been engaged in by any other employee or third party acting on behalf of the Company, you must promptly report the violation or illegal activity in person, by telephone or in writing, to one of the following persons:
•	Your immediate supervisor or another member of management (all managers maintain an “Open Door” relationship that encourages direct communication in order to promptly resolve issues).

•	Your Human Resources or Safety Manager.

•	The Company’s General Counsel or other attorney of the Corporate Legal Department.

•	With respect to specific claims regarding accounting violations, the Company’s Vice President, Internal Audit, who will coordinate the review with the Audit Committee of the Board of Directors.

•	If you are reluctant to talk directly with a Company representative about a potential violation of the law or Company policy or prefer to remain anonymous, the Company also offers a confidential toll-free number to call, the AWARE Line, at 1-866-3-AWARE-4 (1-866-329-2734), which is available in English and Spanish, 24 hours a day, seven days a week. This toll-free number is operated by an independent service.
Illegal acts or improper conduct may subject the Company to severe civil and criminal penalties, including large fines and being barred from certain types of business. In many cases if the Company discovers and reports illegal acts to the appropriate governmental authorities, the Company may be subject to lesser penalties.
You violate this Code by failing to report a violation of Company policies or any illegal or potentially illegal activity to those responsible for investigating such reports. If you have a question about this Code or whether particular acts or conduct may be illegal or violate Company policies, you should contact one of the persons listed above.
Whistleblowers and Non-Retaliation
No reprisals or disciplinary action will be taken or permitted against individuals for good faith reporting of, or cooperating in the investigation of, illegal acts or violations of this Code or Company policies. Any form of retaliation is prohibited.
Investigating Claims
Each claim of a known or suspected violation of the law, this Code or Company policies will be promptly and thoroughly investigated and appropriate actions will be taken. Reports made to the AWARE Line are received by the Corporate Legal Department to oversee the investigation.
September 2006

WAIVERS OF THIS CODE
A request for a waiver of a provision of this Code must be made whenever there is a reasonable likelihood that a contemplated action will violate the Code. All requests for waivers should be made in writing to the Company’s General Counsel located at 18500 North Allied Way, Phoenix, Arizona 85054. No waiver of the Code can be made for any executive officer or director except by action of the Board of Directors, and such waiver will be promptly disclosed to shareholders and others. If the request under consideration relates to any other employee, the determination will be made by a member of the Corporate Senior Management Committee, in consultation with the General Counsel.
ACKNOWLEDGMENT FORM
After reading this Code, you are required to complete the attached Acknowledgment Form and forward the executed form to your immediate supervisor to be filed with your personnel records. The Company’s non-management members of the Board of Directors should forward their executed forms to the Company’s General Counsel.
STANDARDS TO BE FOLLOWED
You must adhere to the following standards:

BE AWARE OF
STANDARDS	SUMMARY OF STANDARDS	NON-COMPLIANT BEHAVIOR(1)

MAINTAIN HIGH ETHICAL STANDARDS	• Conduct business in conformance with the highest standards of ethics and responsibility.	✓ Achieving business results by illegal acts or unethical conduct.

• Proactively promote honest and ethical behavior as a responsible partner among peers, in the work environment and the community.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS (Note: Refer to the Company’s “Insider Trading” Policy for detailed compliance obligations.)
•   Comply with applicable laws, rules and regulations of federal, state and local governments, and other private and public regulatory agencies; including insider trading laws. Insider trading is both unethical and illegal, and will be dealt with decisively.
✓ Trading Company stock, or tipping information to others, based on inside information or other improper means.

CONFLICTS OF INTEREST (Note: Refer to the Company’s “Conflicts of Interest” and “Related Party Transactions” Policies for specific disclosure requirements in reporting a possible conflict of interest.)
	• Conduct ethical handling of actual or apparent conflicts of interest between personal and professional relationships.	✓ Not properly disclosing a conflict of interest with the Company.

	• Avoid any situation in which personal interests conflict with those of the Company.	✓ Financial or other personal interest in a competitor or vendor.

	• Do not receive or attempt to receive personal benefits from the Company.	✓ Giving or receiving impermissible gifts.

• Disclose to the Company’s General Counsel any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

• Directors must disclose any possible conflict of interest to the Governance Committee of the Board of Directors.

COMPETITION AND CORPORATE OPPORTUNITIES	• Do not compete with the Company or use Company property, information or position for personal gain.	✓ Operating a personal business or being involved with any other entity that competes with the Company.

• Do not benefit personally from opportunities that are discovered or obtained through the use of Company property, information or position.

CONFIDENTIALITY	• Maintain the confidentiality of non-public proprietary information.	✓ Releasing customer information to third parties.

	• Do not use confidential information for personal gain.	✓ Releasing trade secrets to third parties.

BE AWARE OF
STANDARDS	SUMMARY OF STANDARDS	NON-COMPLIANT BEHAVIOR(1)

PROTECTIONS AND PROPER USE OF COMPANY ASSETS	• Achieve responsible use of and control over all assets and resources employed or entrusted.	✓ Theft of cash, materials or time.

	• All Company assets should be used for legitimate business purposes.	✓ Sabotaging, destroying, salvaging or removal of Company property.

✓ Using Company funds or property for any political contribution without prior approval of a Senior Vice President, Regional Operations.

FAIR DEALINGS	• Deal fairly with the Company’s customers, suppliers, competitors and employees.	✓ Fighting, threatening, intimidating or coercing any fellow employee.

	• Do not take advantage of anyone through manipulation, coercion, concealment, abuse of privileged information, misrepresentation or omission of material facts or any other unfair-dealing practice.	✓ Engaging in unfair competition or deceptive trade practices.

✓ Discussing or agreeing with competitors regarding price, dividing up customers and/or geographic markets.

✓ Making false or disparaging statements about competitors.

✓ Accepting any bribe or kickback.

FULL AND FAIR DISCLOSURE
•   Ensure that the Company makes full, fair, accurate, timely and understandable disclosures in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in all other public communications made by the Company.
✓ Making any false or misleading representations regarding the Company.
Note: (1) These are examples of “non-compliant behavior” and are not intended to be an all inclusive list of such conduct.
Allied Waste Acts Responsibly and Ethically

CODE OF BUSINESS CONDUCT AND ETHICS
ACKNOWLEDGMENT FORM
I have read and understand the Code of Business Conduct and Ethics (the “Code”) of Allied Waste Industries, Inc. and its subsidiaries (collectively the “Company”), dated September 2006. I agree to comply fully with the standards contained in the Code and the Company’s related policies, procedures and guidelines, including those located in the Company’s Employee Handbook [applicable to employees]. I understand that I have an obligation to report any suspected violations of the Code, Company policies and/or illegal behavior and that failure to do so is in violation of the Code. If I have any questions or concerns about any of the information contained within, I will bring it to the attention of my supervisor or a member of the Corporate Legal Department within two weeks of the receipt of this Code. I acknowledge that the Code is a statement of standards for business conduct and is not intended to and must not be deemed or construed to provide any rights, contractual or otherwise, to any employee or third party.

Print Name	Signature

Job Title	Date

Division Number
You must sign this Acknowledgment Form and return it to your supervisor.